UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	May 22, 2006

The Middleton Doll Company
(Exact name of registrant as specified in its charter)

Wisconsin	0-22663	39-1364345
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

1050 Walnut Ridge Drive, Hartland, WI 53029-8303
(Address of principal executive offices, including zip code)

(262) 369-8163
(Registrant’s telephone number, including area code)

W239 N1700 Busse Road, Waukesha, WI 53188-1160
(Former name or former address, if changed since last report)

_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Amended and Restated Credit Agreement

        On June 23, 2006, The Middleton Doll Company (the “Company”) entered into a Twelfth Amendment to Amended and Restated Credit Agreement (the “Twelfth Amendment”), amending that certain Amended and Restated Credit Agreement, dated as of April 30, 1999, among the Company (as successor by merger to Bando McGlocklin Small Business Lending Corporation) and various bank lenders.

        The Twelfth Amendment extends the maturity date from June 23, 2006 to August 31, 2006. The parties to the Twelfth Amendment were U.S. Bank National Association (formerly known as Firstar Bank, N.A., successor by merger to Firstar Bank Milwaukee, N.A.), as the Agent and a lender, LaSalle National Association (formerly known as LaSalle National Bank) and M&I Marshall & Ilsley Bank.

Previously Reported Asset Purchase Agreement

        As previously reported in the Company’s Current Report Form 8-K dated January 4, 2006, which was filed with the Securities and Exchange Commission on January 10, 2006 and amended in a filing on March 31, 2006 (the “January Current Report”), the Company entered into an asset purchase agreement to sell substantially all of the loans and loan participations owned by Lee Middleton Original Dolls, Inc. to InvestorsBank, a wholly-owned subsidiary of InvestorsBancorp, Inc. (“InvestorsBank”). The information respecting the asset purchase agreement and the sale of the loans and loan participations contained in Item 1.01 of the January Current Report is incorporated into this Current Report on Form 8-K by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

        On May 30, 2006, the Company gave notice to InvestorsBank of termination of the Loan and Real Estate Services Agreement (the “Loan Services Agreement”). The termination will be effective on June 30, 2006.

        The Company entered into the Loan Services Agreement on October 14, 2005. Pursuant to the Loan Services Agreement, InvestorsBank administers the loan and real estate portfolios of the Company. InvestorsBank receives a monthly fee equal to 0.25% of the total amount of loans under management and 6% of the rents from the real estate portfolio. In addition, Ms. Hauke, Chief Financial Officer of InvestorsBank, is required to provide between January 1, 2006, and June 30, 2006, a maximum of 140 hours of accounting services under the Loan Services Agreement for a fee of $17,500. Also under the Loan Services Agreement, Lee Middleton Original Dolls, Inc. pays InvestorsBank a monthly fee of $3,259 for rent, real estate taxes, building related and overhead expenses until June 30, 2006. No additional fees are paid under the Loan Services Agreement.

        The Loan Services Agreement continued on a month-to-month basis, and was terminable by either the Company or InvestorsBank on 30 days’ notice, except that the arrangement for Ms. Hauke’s services continued until June 30, 2006.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Sale of Loans and Loan Participations

        In connection with the asset purchase agreement discussed in Item 1.01 of this Current Report on Form 8-K, the Company completed the sale of loan participations for the aggregate purchase price of $3,755,895, plus accrued interest, in three separate transactions on April 12, 2006, April 18, 2006 and April 21, 2006. Pursuant to the asset purchase agreement, the Company expects to complete the sale of the remaining loan participations no later than June 30, 2006 for an aggregate purchase price of approximately $784,162, plus accrued interest.

        Pursuant to a transaction not subject to the asset purchase agreement, the Company completed the sale of an additional loan to InvestorsBank for the aggregate purchase price of $428,565, plus accrued interest, in a transaction on April 13, 2006. This transaction is in addition to the sale of two additional loans outside of the asset purchase agreement to InvestorsBank for the aggregate purchase price of $2,792,375, plus accrued interest, on March 15, 2006, as previously reported in a Current Report on Form 8-K dated February 15, 2006, which was filed with the Securities and Exchange Commission on March 20, 2006 (the “February Current Report”).

        The information respecting the asset purchase agreement and the sale of the loans and loan participations contained in Item 2.01 of the January Current Report and the February Current Report is incorporated into this Current Report on Form 8-K by reference. The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Sale of Leased Real Estate Properties

        As previously reported, the Board of Directors of the Company and Lee Middleton Original Dolls approved the sale of all the leased real estate properties of Lee Middleton Original Dolls. The Company is making these sales from time to time, in separate transactions, at prices approved by the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer or the Vice President Finance of Lee Middleton Original Dolls. The Company completed the sale of one leased real estate property on May 22, 2006 for an aggregate purchase price of $1,800,000. The information respecting the sale of leased real estate properties contained in Item 2.01 of the February Current Report is incorporated into this Current Report on Form 8-K by reference.

        The likelihood of the sale of the remaining leased real estate and the sales proceeds to be generated are subject to conditions in the Waukesha County real estate market for industrial and commercial buildings similar to that owned by Lee Middleton Original Dolls, which will affect the availability of purchasers and the prices at which such real estate can be sold.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MIDDLETON DOLL COMPANY
(Registrant)
By: /s/ Craig R. Bald
Craig R. Bald
Chief Financial Officer, Vice President Finance
and Treasurer

Date: June 23, 2006